APPENDIX A

Funds and Classes as of August 18, 2014

Fund	Classes
Modern Technology Fund (f/k/a Belvedere Alternative Income Fund)	Class A Class C Class I Class R
LJM Preservation and Growth Fund	Class A Class C Class I
Anfield Universal Fixed income Fund	Class A Class A1 Class C Class I Class R
Superfund Managed Futures Strategy Fund	Class A Class C Class I
West Shore Real Return Income Fund	Class A Class C Class I Class R
Larkin Point Equity Preservation Fund	Class A Class C Class I Class R
Redwood Managed Volatility Fund	Class I Class N Class Y
Conductor Global Fund	Class A Class C Class I
Dynamic Total Return Fund	Class A Class I
Redwood Managed Volatility Portfolio	Class I Class N
Breithorn Long/Short Fund	Class A Class I
Fortunatus Protactical New Opportunity Fund	Class A Class C

Class I